March 26, 2014

Investors May Contact:
Anne Walker, Bank of America, 1.646.855.3644
Lee McEntire, Bank of America, 1.980.388.6780
Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112

Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Announces Settlements With Federal Housing Finance Agency (FHFA) and New York Attorney General

FHFA Settlement Includes Cash Payment of $6.3 Billion and Purchase of Certain Securities at Fair Market Value

FHFA Settlement Expected to Reduce Q1-14 Net Income by Approximately $0.21 per Common Share

CHARLOTTE - Bank of America today announced it reached a settlement with the Federal Housing Finance Agency (FHFA) as conservator of Fannie Mae and Freddie Mac to resolve all of FHFA’s residential mortgage-backed securities (RMBS) litigation with Bank of America, as well as other legacy contract claims.

The FHFA settlement resolves four lawsuits FHFA filed against Bank of America, Countrywide, and Merrill Lynch entities beginning in September 2011, alleging they falsely represented that the underlying mortgage loans complied with certain standards. Approximately $57.5 billion (in purchase cost) of private-label RMBS purchased by Fannie Mae and Freddie Mac are covered by the settlement.

Under terms of the settlement, Bank of America will make cash payments totaling approximately $6.3 billion to Fannie Mae and Freddie Mac. In addition, Bank of America will purchase certain RMBS at fair market value (approximately $3.2 billion). In return, FHFA’s pending lawsuits will be dismissed with prejudice and Bank of America and its affiliates will be released from all securities law and fraud claims, as well as certain other claims related to the private-label RMBS in dispute.

Impact of FHFA Settlement on First-quarter 2014 Financial Results

The FHFA settlement is expected to reduce first-quarter 2014 income by approximately $3.7 billion (pretax), or $0.21 per common share (after tax). The company expects its Basel 3 common equity tier 1 capital ratio (fully phased-in under the Standardized Approach) for the first quarter ending March 31, 2014 will be in line with the fourth quarter ended December 31, 2013, based on the impact of the FHFA settlement and other factors, including interest rates, that are known as of today’s date.1

Bank of America is scheduled to report first-quarter 2014 results on April 16.

Ongoing Legacy Inquiries and Litigation

The FHFA settlement resolves one of the most significant remaining pieces of RMBS securities litigation facing the company. With this settlement, Bank of America has now resolved approximately 88 percent of the unpaid principal balance of all RMBS as to which RMBS securities litigation has been filed or threatened for all Bank of America-related entities.

In addition to the matters referenced above, the company has previously disclosed that it is subject to inquiries and investigations, and may be subject to penalties and fines by the U.S. Department of Justice (DOJ), state Attorneys General and other members of the RMBS Working Group of the Financial Fraud Enforcement Task Force (collectively, the Governmental Authorities), and is a party to civil litigation proceedings brought by the DOJ and certain other Governmental Authorities regarding the company’s RMBS and other mortgage-related matters. The company continues to cooperate with and has had preliminary discussions about a potential resolution of these matters with certain Governmental Authorities. For additional information, refer to the company’s 2013 Form 10-K, including “Risk Factors.”

Bank of America also announced that it entered into an agreement to resolve a 2010 lawsuit brought by the New York Attorney General (NYAG) against Bank of America and certain former executives, alleging a failure to disclose losses at Merrill Lynch prior to the company's acquisition of Merrill Lynch. The company has agreed to pay $15 million to settle the NYAG's claims against it, reflecting the NYAG's cost of investigation and litigation, and to adopt certain corporate governance changes.

1 According to the final Basel 3 rules which became effective January 1, 2014, Bank of America currently assesses capital adequacy under the Standardized Approach. As of December 31, 2013, the Basel 3 common equity tier 1 ratio under the Standardized Approach was estimated to be just above 9.0 percent on a fully phased-in basis.

Forward-looking Statements

Certain statements in this news release represent the current expectations, plans or forecasts of Bank of America based on available information and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements often use words like “expects,” “anticipates,” “believes,” “estimates,” “targets,” “intends,” “plans,” “predict,” “goal” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks discussed under Item 1A. “Risk Factors” of Bank of America's Annual Report on Form 10-K for the year ended December 31, 2013 and in any of Bank of America's other subsequent Securities and Exchange Commission filings.

Bank of America

Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 50 million consumer and small business relationships with approximately 5,100 retail banking offices and approximately 16,300 ATMs and award-winning online banking with 30 million active users and more than 14 million mobile users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

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